Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Updates Financial Guidance

TEANECK, N.J., November 5, 2025 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its first quarter ended September 30, 2025 and its updated financial guidance for the year ending June 30, 2026.

Highlights for the three months ended September 30, 2025 (compared to the three months ended September 30, 2024)

-Net sales of $363.9 million, an increase of $103.5 million, or 40%
-Net income of $26.5 million, an increase of $19.6 million
-Diluted income per share of $0.65, an increase of $0.48
-Adjusted EBITDA of $61.9 million, an increase of $31.2 million
-Adjusted net income of $29.8 million, an increase of $15.8 million
-Adjusted diluted EPS of $0.73, an increase of $0.38

We have raised our fiscal year 2026 Adjusted EBITDA guidance, while maintaining our Net sales guidance, as follows:

-	Net sales of $1.43 billion to $1.48 billion
-	Adjusted EBITDA of $230 million to $240 million

COMMENTARY

“Phibro delivered an outstanding start to fiscal 2026, with net sales up 40% to $363.9 million and adjusted diluted EPS doubling to $0.73,” stated Jack Bendheim, President and Chief Executive Officer. “Animal Health was the clear growth engine, rising 55% to $283.5 million, driven by strong demand for MFAs, nutritional specialties, and vaccines. Mineral Nutrition and Performance Products remained stable contributors.”

“Our customers are performing well, supported by resilient protein markets – sound poultry fundamentals, steady beef demand, disciplined pork supply, and robust dairy performance.”

“Our strong operational performance, disciplined execution, and the impact of our Phibro Forward initiatives are giving us the flexibility to invest strategically in animal health innovation. Last week, we announced the national launch of Restoris™, a breakthrough dental gel for dogs with periodontal disease. Together with our recently licensed therapeutic proprietary compound for canine periodontal care, it forms the foundation of a promising new portfolio in companion animal oral health. Reflecting our momentum and outlook, we are raising our full-year earnings guidance and reaffirming our commitment to delivering long-term value.”

QUARTERLY RESULTS

Net sales

Net sales of $363.9 million for the three months ended September 30, 2025, increased $103.5 million, or 40%, as compared to the three months ended September 30, 2024. Animal Health increased $100.9 million, Mineral Nutrition increased $3.9 million and Performance Products decreased $1.4 million.

Animal Health

Net sales of $283.5 million for the three months ended September 30, 2025, increased $100.9 million, or 55%. Net sales of MFAs and other increased $87.4 million, or 81%, due to incremental revenues of $80.5 million from the MFA portfolio acquired on October 31, 2024 (the “Acquisition”) and increased demand for certain of our MFAs in North and South America.

Net sales of nutritional specialty products increased $5.5 million, or 13%, primarily due to increased North American demand for dairy and higher sales of microbial products.

Net sales of vaccines increased $8.1 million, or 25%, primarily due to continued growth of poultry products in Latin America, plus an increase in international demand.

Mineral Nutrition

Net sales of $63.0 million for the three months ended September 30, 2025, increased $3.9 million, or 7%, primarily due to an increase in demand for copper and trace minerals.

Performance Products

Net sales of $17.4 million for the three months ended September 30, 2025, decreased $1.4 million, or 7%, as a result of lower demand for the ingredients used in personal care products.

Gross profit

Gross profit of $119.8 million for the three months ended September 30, 2025, increased $36.3 million, or 43%, as compared to the three months ended September 30, 2024. Gross margin increased 80 basis points to 32.9% of net sales for the three months ended September 30, 2025, as compared to 32.1% for the three months ended September 30, 2024. Current period gross profit includes $1.1 million for acquisition-related cost of goods sold related to purchase accounting adjustments for the Acquisition. Excluding this purchase accounting item, gross profit increased $37.4 million, or 45%, and increased 110 basis points to 33.2% of net sales due to increased sales, favorable product mix, and an increase in average selling prices, partially offset by higher input and distribution costs.

Animal Health gross profit, excluding the purchase accounting item discussed above, increased $37.4 million due to higher sales volume, favorable product mix, and an increase in average selling prices, partially offset by higher input and distribution costs. Mineral Nutrition gross profit increased $0.5 million, driven by favorable product mix. Performance Products gross profit decreased $0.5 million primarily as a result of lower demand.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $68.5 million for the three months ended September 30, 2025, increased $2.7 million, or 4%, as compared to the three months ended September 30, 2024. SG&A for the three months ended September 30, 2025 included $0.3 million for acquisition-related costs and $0.2 million of stock-based compensation expense related to awards granted to certain named executive officers in fiscal year 2024, partially offset by $3.7 million of insurance proceeds. SG&A for the three months ended September 30, 2024 included $3.4 million for acquisition-related costs, $0.4 million of costs associated with Phibro Forward income growth initiatives, and $0.2 million of stock-based compensation expense related to awards granted to certain named executive officers in fiscal year 2024. Excluding these items, SG&A increased $10.0 million, or 16%.

Animal Health SG&A increased $6.9 million, primarily as a result of an increase in employee-related costs, due in part to support business activities related to the Acquisition. Mineral Nutrition SG&A decreased $0.2 million and Performance Products SG&A was comparable to the prior year. Corporate costs increased by $3.3 million due to higher headcount and other employee costs.

Interest expense, net

Interest expense, net of $12.1 million for the three months ended September 30, 2025 increased by $4.4 million, as compared to the three months ended September 30, 2024, due to higher debt levels associated with the financing of the Acquisition, as well as the expiration of a favorable interest rate swap agreement on $300.0 million of notional debt principal.

Foreign currency losses, net

Foreign currency losses, net for the three months ended September 30, 2025, were $2.9 million, as compared to $0.4 million of net losses for the three months ended September 30, 2024. Current year losses were driven by fluctuations in certain currencies relative to the U.S. dollar, most notably in the Argentine Peso and Israeli New Shekel.

Provision for income taxes

The provision for income taxes was $9.7 million and $2.6 million for the three months ended September 30, 2025 and 2024, respectively. The effective income tax rate was 26.9% and 27.5% for the three months ended September 30, 2025 and 2024, respectively.

The effective income tax rate in the current year was higher than our federal statutory rate of 21% due to the impact of higher Global Intangible Low-Tax Income (“GILTI”) tax expense and state and local income taxes. The provision for income taxes in the current year was also impacted by other taxes, primarily driven by a higher level of foreign income.

The effective income tax rate in the current period included among other items (i) a $0.2 million expense from changes in uncertain tax positions related to prior years, (ii) $3.8 million in insurance proceeds taxed at a lower rate and (iii) certain other charges, including acquisition transaction costs, foreign currency losses, and certain stock-based compensation, which had lower tax benefit rates. The effective income tax rate in the prior year included (i) a $0.3 million expense from changes in uncertain tax positions related to prior years and (ii) certain other charges, including acquisition transaction costs, foreign currency losses, and stock-based compensation, which had lower tax benefit rates. Excluding these items, the effective income tax rate was 25.9% and 22.8% for the three months ended September 30, 2025 and 2024, respectively.

On July 4, 2025, the U.S. Congress enacted “An Act to Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14,” (the “OBBBA”), also known as the “One Big Beautiful Bill Act,” which includes significant amendments to the Internal Revenue Code. The impact of this legislation was immaterial on our consolidated financial statements.

Net income

Net income of $26.5 million for the three months ended September 30, 2025 increased $19.6 million as compared to net income of $7.0 million for the three months ended September 30, 2024. Operating income increased $33.6 million primarily due to higher gross profit. Interest expense, net increased $4.4 million due to higher debt levels associated with the financing of the Acquisition and the expiration of an interest rate swap agreement. Foreign currency losses, net increased by $2.5 million. Income tax expense increased by $7.1 million.

Adjusted EBITDA

Adjusted EBITDA of $61.9 million for the three months ended September 30, 2025 increased $31.2 million, as compared to the three months ended September 30, 2024. Animal Health Adjusted EBITDA increased $34.5 million due to higher gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA increased $0.8 million due to higher gross profit from increased sales and Performance Products Adjusted EBITDA decreased $0.7 million due to lower sales. Corporate expenses increased $3.4 million, driven by higher employee-related costs.

Adjusted provision for income taxes

The adjusted provision for income taxes was $10.4 million and $4.2 million for the three months ended September 30, 2025 and 2024, respectively. The adjusted effective income tax rates were 25.9% and 22.8% for the three months ended September 30, 2025 and 2024, respectively. The adjusted effective income tax rate for the three months ended September 30, 2025 was higher than the rate for the three months ended September 30, 2024, due to a more significant impact of foreign income tax items, including GILTI, during the three months ended September 30, 2025.

Adjusted net income

Adjusted net income of $29.8 million for the three months ended September 30, 2025 increased $15.8 million, as compared to the prior year, driven by higher adjusted gross profit due to sales growth, partially offset by higher adjusted SG&A and higher adjusted interest expense, net. Adjusted SG&A increased due to higher employee-related costs, and adjusted interest expense, net, increased due to higher debt levels associated with the financing of the Acquisition and the expiration of an interest rate swap agreement.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.73 for the quarter, an increase of $0.38 as compared to the adjusted diluted earnings per share of $0.35 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $34.3 million for the twelve months ended September 30, 2025. (Free cash flow equals cash flow from operating activities less capital expenditures.)
●	3.3x gross leverage ratio as of September 30, 2025
-$749.1 million total debt
-$226.9(1) million Adjusted EBITDA for the twelve months ended September 30, 2025
●	Cash and short-term investments of $85.3 million as of September 30, 2025

FISCAL YEAR 2026 FINANCIAL GUIDANCE

Our updated fiscal year 2026 financial guidance is as shown below, with our Net sales and adjusted effective tax rate guidance maintained from the previous quarter. Year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $1.43 billion to $1.48 billion, 12% growth
●	Net income of $75 million to $85 million, 66% growth
●	Diluted EPS of $1.83 to $2.08, 65% growth
●	Adjusted EBITDA of $230 million to $240 million, 28% growth
●	Adjusted net income of $108 million to $115 million, 31% growth
●	Adjusted diluted EPS of $2.64 to $2.81, 31% growth
●	Adjusted effective income tax rate of ~25%

Guidance for GAAP measures assumes no additional foreign exchange (gains) losses for the year ending June 30, 2026.

(1) – Includes Adjusted EBITDA for the one month ended October 31, 2024 from the Zoetis Medicated Feed Additive portfolio, certain water-soluble products and related assets from Zoetis, Inc acquired on October 31, 2024.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, November 6, 2025
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties, including with respect to any future debt and leverage levels. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2025	2024	Change

	(in millions, except per share amounts and percentages)
Net sales	$363.9	$260.4	$103.5	40%
Cost of goods sold	244.1	176.9	67.2	38%
Gross profit	119.8	83.5	36.3	43%
Selling, general and administrative expenses	68.5	65.8	2.7	4%
Operating income	51.3	17.7	33.6	*
Interest expense, net	12.1	7.6	4.4	58%
Foreign currency losses, net	2.9	0.4	2.5	*
Income before income taxes	36.3	9.6	26.6	*
Provision for income taxes	9.7	2.6	7.1	*
Net income	$26.5	$7.0	$19.6	*

Net income per share
basic	$0.65	$0.17	$0.48	*
diluted	$0.65	$0.17	$0.48	*

Weighted average common shares outstanding
basic	40.5	40.5
diluted	40.9	40.6

Ratio to net sales
Gross profit	32.9%	32.1%
Selling, general and administrative expenses	18.8%	25.3%
Operating income	14.1%	6.8%
Income before income taxes	10.0%	3.7%
Net income	7.3%	2.7%
Effective tax rate	26.9%	27.5%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2025	2024	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$195.2	$107.8	$87.4	81%
Nutritional specialties	48.2	42.6	5.5	13%
Vaccines	40.1	32.0	8.1	25%
Animal Health	283.5	182.5	100.9	55%
Mineral Nutrition	63.0	59.1	3.9	7%
Performance Products	17.4	18.8	(1.4)	(7)%
Total	$363.9	$260.4	$103.5	40%

Adjusted EBITDA
Animal Health	$74.9	$40.4	$34.5	85%
Mineral Nutrition	4.5	3.8	0.8	20%
Performance Products	1.6	2.3	(0.7)	(30)%
Corporate	(19.1)	(15.8)	(3.4)	21%
Total	$61.9	$30.7	$31.2	*

Ratio to segment net sales
Animal Health	26.4%	22.1%
Mineral Nutrition	7.2%	6.4%
Performance Products	9.2%	12.1%
Corporate (1)	(5.3)%	(6.1)%
Total (1)	17.0%	11.8%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$26.5	$7.0	$19.6	*
Interest expense, net	12.1	7.6	4.4	58%
Provision for income taxes	9.7	2.6	7.1	* %
Depreciation and amortization	12.8	9.0	3.8	42%
EBITDA	61.2	26.3	34.9	*
Acquisition-related cost of goods sold	1.1	—	1.1	*
Acquisition-related transaction costs	0.3	3.4	(3.2)	(92)%
Phibro Forward income growth initiatives - SG&A (2)	—	0.4	(0.4)	*
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024	0.2	0.2	—	—%
Insurance proceeds	(3.8)	—	(3.8)	*
Foreign currency losses, net	2.9	0.4	2.5	*
Adjusted EBITDA	$61.9	$30.7	$31.2	*

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales
(2)	Phibro Forward is a company-wide initiative focused on unlocking additional areas of revenue growth and cost savings.

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2025	2024	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$26.5	$7.0	$19.6	*
Acquisition-related depreciation (1)	1.6	—	1.6	*
Acquisition-related intangible amortization (1)	1.1	1.7	(0.5)	(33)%
Acquisition-related intangible amortization (2)	0.6	0.6	(0.0)	(2)%
Acquisition-related cost of goods sold (1)	1.1	—	1.1	*
Acquisition-related transaction costs (2)	0.3	3.4	(3.2)	(92)%
Insurance proceeds (2)	(3.8)	—	(3.8)	*
Stock-based compensation expense - named executive officer awards granted in fiscal year 2024 (2)	0.2	0.2	—	—%
Phibro Forward income growth initiatives - SG&A (2)	—	0.4	(0.4)	*
Refinancing expense (3)	—	2.0	(2.0)	*
Foreign currency losses, net (4)	2.9	0.4	2.5	*
Adjustments to income taxes (5)	(0.7)	(1.5)	(0.8)	54%
Adjusted net income	$29.8	$14.1	$15.8	*

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$240.3	$175.3	$65.0	37%
Adjusted gross profit	123.6	85.1	38.5	45%
Adjusted selling, general and administrative (2)	71.3	61.2	10.1	16%
Adjusted interest expense, net (3)	12.1	5.7	6.4	*
Adjusted income before income taxes	40.3	18.2	22.1	*
Adjusted provision for income taxes (5)	10.4	4.2	6.2	*
Adjusted net income	$29.8	$14.1	$15.8	*

Adjusted net income per share
diluted	$0.73	$0.35	$0.38	*

Weighted average common shares outstanding
diluted	40.9	40.6

Ratio to net sales
Adjusted gross profit	34.0%	32.7%
Adjusted selling, general and administrative	19.6%	23.5%
Adjusted income before income taxes	11.1%	7.0%
Adjusted net income	8.2%	5.4%
Adjusted effective tax rate	25.9%	22.8%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)

Adjusted cost of goods sold excludes acquisition-related depreciation associated with the step-up of fair value of the acquired fixed assets, acquisition-related intangible amortization and acquisition-related cost of goods sold.

(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, acquisition-related transaction costs, stock-based compensation related to awards granted to certain named executive officers in fiscal year 2024, costs associated with Phibro Forward income growth initiatives, and insurance proceeds.

(3)

Refinancing expense includes third-party costs and the write-off of unamortized debt issuance costs related to the refinancing of the Company’s credit facility in July 2024. Adjusted interest expense, net excludes refinancing expense.

(4)	Foreign currency losses, net, are excluded from adjusted net income.
(5)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com